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Exhibit 5.3

July 29, 2003

Tyco International Group S.A.
17, Boulevard de la Grande Duchesse Charlotte
L1331 Luxembourg

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda L-2420

Re:	Tyco International Group S.A. 2.750% Series A Convertible Debentures due 2018 and 3.125% Series B Convertible Debentures due 2023, fully and unconditionally guaranteed by Tyco International Ltd.

Ladies and Gentlemen:

        I am Vice President and General Counsel, Corporate and International Law to Tyco International Ltd., a Bermuda company ("Tyco"), and I have acted as counsel to Tyco and to Tyco International Group S.A., a Luxembourg company (the "Company) in connection with the filing by Tyco and the Company of a Registration Statement on Form S-3 (Registration No. 333-104488) (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), (i) the offering and sale by the selling holders listed in the Registration Statement of up to $3.0 billion principal amount of 2.750% Series A Convertible Senior Debentures due 2018 and $1.5 billion principal amount of 3.125% Series B Convertible Senior Debentures due 2023 (together, the "Debentures") issued by the Company pursuant to that certain Indenture (the "Indenture") dated as of January 13, 2003, among the Company, Tyco and U.S. Bank, N.A., as trustee (the "Trustee"), (ii) Tyco's guarantees thereof (the "Guarantees") and (iii) the common shares of Tyco, US $0.20 nominal value per share (the "Shares"), that may be issued upon conversion of the Debentures in accordance with the provisions of the Indenture. The Debentures, the Guarantees and the Shares are being registered pursuant to the Registration Rights Agreement by and among the Company, Tyco and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., ABN AMRO Inc., CIBC World Markets Corp., SG Cowen Securities Corporation, Blaylock & Partners, L.P., Muriel Siebert & Co., Inc., and The Williams Capital Group L.P. (the "Initial Purchasers") filed as Exhibit 4.2 to the Registration Statement.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

        In connection with the opinions expressed herein, I, or other attorneys in Tyco's legal department, have examined originals, or copies certified or otherwise identified to our satisfaction of the Indenture and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of Tyco, the Company and others. In addition, I have examined and relied upon the opinions of Appleby Spurling & Kempe, Bermuda counsel to Tyco, with respect to the Guarantees and the Shares and Allen & Overy Luxembourg, Luxembourg counsel to the Company, with respect to the Debentures.

        Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

        1.     Assuming the Debentures have been authenticated by the Trustee and delivered in accordance with the provisions of the Indenture, the Debentures constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditor's rights, including the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        2.     Assuming the Debentures have been authenticated by the Trustee and delivered in accordance with the provisions of the Indenture, the Guarantees constitute legal, valid and binding obligations of Tyco, enforceable against Tyco in accordance with their terms, subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditor's rights, including the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        3.     Assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Indenture constitutes a legal, valid and binding agreement, enforceable against the Company and Tyco in accordance with its terms, subject to (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditor's rights, including the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        I hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to me under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

        I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof, or such facts.

Very truly yours,
Timothy E. Flanigan Vice President and General Counsel Corporate and International Law

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  Exhibit 5.3